Exhibit 5.1

                                                   Conformed Copy



Writer's Direct Dial:  (212) 225-2930

                                    December 16, 1997


J. Crew Operating Corp.
770 Broadway
New York, New York  10003

Ladies and Gentlemen:

           We have acted as your counsel in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the Series B 10-3/8% Senior Subordinated Notes due 2007 (the "New Notes") of J. Crew Operating Corp., a Delaware corporation (the "Issuer"), to be offered in exchange for all outstanding Series A 10-3/8% Senior Subordinated Notes due 2007 (the "Old Notes") of the Issuer. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of October 17, 1997, among C&W Outlet, Inc., a New York corporation, Grace Holmes, Inc., a Delaware corporation, Clifford & Wills, Inc., a New Jersey corporation, J. Crew International, Inc., a New Jersey corporation, H.F.D. No. 55, Inc., a Delaware corporation, J. Crew Services, Inc., a New York corporation, J. Crew, Inc., a New Jersey corporation, and Popular Club Plan, Inc., a New Jersey corporation, as guarantors (collectively, the "Guarantors"), the Issuer and State Street Bank and Trust Company, as trustee (the "Trustee"). The obligations of the Issuer pursuant to the New Notes, including the repurchase obligation resulting from a Change in Control (as defined in the Indenture), will be unconditionally guaranteed on a senior subordinated basis by the Guarantors (the "Guarantees").

           We have participated in the preparation of the Registration Statement and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such


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J. Crew Operating Corp., p. 2


documents and records of the Issuer and each of the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer and each of the Guarantors and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

           In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Old Notes and the New Notes conform or will conform to the forms thereof that we have reviewed and have been or will be duly authenticated in accordance with their terms and the terms of the Indenture.

           Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

           1. When the New Notes have been duly executed and authenticated in accordance with their terms and the terms of the Indenture, and duly issued and delivered by the Issuer in exchange for an equal principal amount of Old Notes pursuant to the terms of the Registration Rights Agreement (in the form filed as an exhibit to the Registration Statement), the New Notes will constitute the valid, binding and enforceable obligation of the Issuer, entitled to the benefits of the Indenture.

           2. The Indenture (including, without limitation, the Guarantees included therein) has been duly executed and delivered by the Issuer and the Guarantors under the law of the State of New York, and upon the exchange of New Notes for an equal principal amount of Old Notes pursuant to the Registration Rights Agreement (in the form filed as an exhibit to the Registration Statement), the Guarantees will constitute the valid, binding and enforceable obligation of the respective Guarantors.

           Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Issuer or any of the Guarantors, (a) we have assumed that the Issuer, each of the Guarantors and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer or any of the Guarantors regarding matters of the law of the State of New
York); (b) such opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally and to general principles of equity; and (c) we express no opinion as to sections of the Indenture which pertain to severability of illegal provisions or waiver of protection under stay, extension or usury laws.

           The foregoing opinion is limited to the law of the State of New York.


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J. Crew Operating Corp., p. 3


           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                               Very truly yours,

                               CLEARY, GOTTLIEB, STEEN & HAMILTON


                               By   /s/ Paul J. Shim
                                 ------------------------------
                               Paul J. Shim, a Partner